EXHIBIT 99.1

GSI Technology, Inc. Reports Fourth-Quarter and Fiscal 2018 Results

SUNNYVALE, Calif., May 03, 2018 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported preliminary financial results for its fourth fiscal quarter and fiscal year ended March 31, 2018.

For the fiscal year ended March 31, 2018, the Company reported a net loss of $(4.5) million, or $(0.21) per diluted share, on net revenues of $42.6 million, compared to a net loss of $(115,000), or $(0.01) per diluted share, on net revenues of $48.2 million in the fiscal year ended March 31, 2017. Gross margin was 52.6% compared to 54.8% in the prior year.

Total operating expenses were $26.9 million in fiscal 2018 and essentially unchanged from fiscal 2017. Research and development expenses were $17.0 million in fiscal 2018, compared to $15.8 million in the prior fiscal year, and selling, general and administrative expenses were $9.9 million, compared to $11.1 million in fiscal 2017.

The Company reported net income of $265,000, or $0.01 per diluted share, on net revenues of $11.2 million for the fourth quarter of fiscal 2018, compared to a net loss of $(1.3) million, or $(0.07) per diluted share, on net revenues of $10.4 million in the fourth quarter of fiscal 2017, and a net loss of $(1.5) million, or $(0.07) per diluted share, on net revenues of $11.1 million in the third quarter of fiscal 2018, ended December 31, 2017.  Gross margin was 56.2% compared to 56.4% in the prior year period and 51.0% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2018 were $6.4 million, compared to $7.4 million in the fourth quarter of fiscal 2017 and $6.7 million in the preceding third quarter.  Research and development expenses were $4.3 million in the fourth quarter of fiscal 2018, compared to $4.2 million in the prior year period and $4.2 million in the preceding third quarter.  Selling, general and administrative expenses were $2.1 million compared to $3.2 million in the quarter ended March 31, 2017, and down sequentially from $2.5 million in the preceding quarter.

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, “I’m pleased with the financial performance in the last quarter of our fiscal year. We exceeded our guidance for net revenues and gross margin primarily due to product mix. We anticipate the launch of our high performance SigmaQuad radiation-hardened products for aerospace and high elevation satellites and missiles during the fourth quarter of calendar year 2018. Additionally, we’re tracking to our milestones on the development of our patented in-place associative computing technology, or ‘APU’ product. We anticipate having our first silicon samples of the APU this summer, with a product available for commercialization in 2019. Our APU utilizes unique massive parallel data processing capability to greatly improve computation, search and response time in several critical 'big data' applications, including machine learning and deep convolutional neural networks (“CNNs”), computer vision and cyber security.”

Sales to Nokia were $4.1 million, or 36.8% of net revenues, during the fourth quarter of fiscal 2018, compared to $3.9 million, or 34.7% of net revenues, in the prior quarter and $4.2 million, or 40.0% of net revenues, in the same period a year ago.  Fourth-quarter direct and indirect sales to Cisco Systems were $379,000 or 3.4% of net revenues, compared to $565,000, or 5.1% of net revenues, in the prior quarter, and $745,000, or 7.2% of net revenues, in the same period a year ago.  Military/defense sales were 29.5% of fourth quarter fiscal 2018 shipments compared to 20.7% in the prior quarter and 24.3% in the comparable period a year ago.  SigmaQuad sales were 45.0% of fourth quarter fiscal 2018 shipments compared to 54.5% in the prior quarter and 53.0% in the fourth quarter of fiscal 2017.

Fourth-quarter fiscal 2018 operating loss was $(111,000), compared to operating loss of $(1.0) million in the prior quarter and an operating loss of $(1.5) million a year ago.  The fourth-quarter fiscal 2018 net income included interest and other income of $109,000 and a tax benefit of $267,000, compared to $183,000 in interest and other income and a tax provision of $2,000 a year ago; in the preceding quarter, net loss included interest and other income of $99,000 and a tax provision of $590,000.

Total fourth-quarter fiscal 2018 pre-tax stock-based compensation expense was $549,000, compared to $535,000 in the prior quarter and $518,000 in the comparable quarter a year ago.

At March 31, 2018, the Company had $58.4 million in cash, cash equivalents and short-term investments and $7.9 million in long-term investments, compared to $49.9 million in cash, cash equivalents and short-term investments and $12.9 million in long-term investments at March 31, 2017.

Outlook for First Quarter of Fiscal 2019

Looking forward to the first quarter of fiscal 2019, we currently expect net revenues to be in the range of $10.0 million to $11.0 million.  We expect gross margin of approximately 52% to 54% in the first quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2018 and discuss its current business outlook during a conference call at 1:30 p.m.  Pacific (4:30 p.m.  Eastern) today, May 3, 2018.  To listen to the teleconference, please call toll-free 1-888-394-8218 approximately 10 minutes prior to the above start time and provide Conference ID 8184917.  You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc.  is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers.  The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements.  Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with normal quarterly and fiscal year-end closing processes.  Examples of other risks that could affect our expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative processing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
385-831-7337

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017

Net revenues	$11,191	$11,118	$10,392	$42,643	$48,180
Cost of goods sold	4,902	5,443	4,536	20,217	21,764

Gross profit	6,289	5,675	5,856	22,426	26,416

Operating expenses:

Research & development	4,272	4,231	4,209	16,998	15,803
Selling, general and administrative	2,128	2,481	3,177	9,899	11,140
Total operating expenses	6,400	6,712	7,386	26,897	26,943

Operating loss	(111)	(1,037)	(1,530)	(4,471)	(527)

Interest and other income (expense), net	109	99	183	409	478

Loss before income taxes	(2)	(938)	(1,347)	(4,062)	(49)
Provision (benefit) for income taxes	(267)	590	2	453	66
Net income (loss)	$265	$(1,528)	$(1,349)	$(4,515)	$(115)

Net income (loss) per share, basic	$0.01	$(0.07)	$(0.07)	$(0.21)	$(0.01)
Net income (loss) per share, diluted	$0.01	$(0.07)	$(0.07)	$(0.21)	$(0.01)

Weighted-average shares used in
computing per share amounts:

Basic	21,334	21,165	20,483	21,085	20,652
Diluted	23,476	21,165	20,483	21,085	20,652

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017

Cost of goods sold	$73	$73	$73	$259	$282
Research & development	298	292	268	1,141	980
Selling, general and administrative	178	170	177	670	615
	$549	$535	$518	$2,070	$1,877

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2018	March 31, 2017
Cash and cash equivalents	$40,241	$33,736
Short-term investments	18,124	16,199
Accounts receivable	5,279	6,349
Inventory	5,547	9,211
Other current assets	2,080	2,777
Net property and equipment	8,172	7,689
Long-term investments	7,923	12,898
Other assets	12,174	13,736
Total assets	$99,540	$102,595

Current liabilities	$7,404	$10,474
Long-term liabilities	5,321	5,677
Stockholders' equity	86,815	86,444
Total liabilities and stockholders' equity	$99,540	$102,595